                                    EXHIBIT 1

                                    AGREEMENT

WHEREAS, Flexi-Van Corporation, Flexi-Van Leasing, Inc. and Flexi-Van Delaware, Inc. (herein collectively referred to as "Flexi-Van") and David H. Murdock each may be deemed to be a beneficial owner within the meaning of the Securities Exchange Act of 1934 ("1934 Act"), Release No. 13291, for purposes of Section 13(d) of the 1934 Act of certain securities of Castle & Cooke, Inc. ("Castle"), a Hawaii corporation; and

WHEREAS, Flexi-Van and Mr. Murdock each desires to satisfy any filing obligations each may have under Section 13(d) of the 1934 Act by filing a single
Schedule 13D pursuant to such section.

NOW, THEREFORE, Flexi-Van and Mr. Murdock agree to file a Schedule 13D under the 1934 Act relating to the Common Stock of Castle and agree further to file any such amendments thereto as may become necessary unless and until such time as Flexi-Van or Mr. Murdock shall give written notice to the other parties to this Agreement that it or he wished to file a separate Schedule 13D relating to the shares of Castle Common Stock, provided that each person on whose behalf the
Schedule 13D or any amendment its filed is responsible for the timely filing of such Schedule 13D and any amendments thereto necessitated by the actions or intentions of such person and for the completeness and accuracy of the information pertaining to him or it and his or its actions and intentions.

Dated this 4th day of January, 1996.

FLEXI-VAN CORPORATION
FLEXI-VAN LEASING, INC.
FLEXI-VAN DELAWARE, INC.


By:  /s/ David H. Murdock
     --------------------------------------------------
     David H. Murdock

As:  Chairman of the Board and Chief Executive Officer,
       Flexi-Van Corporation
     Chairman of the Board and Chief Executive Officer,
       Flexi-Van Leasing, Inc.
     Chairman of the Board and Chief Executive Officer,
       Flexi-Van Delaware, Inc.


By:  /s/ David H. Murdock
     --------------------------------------------------
     David H. Murdock